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Li3 Group, Inc.

Li3 Group Digitizes Battery Metals Mining Assets through the BMX™ Platform for Electric Vehicles, Power Storage, Green Energy, and Emerging Technologies. Project Financing for Raw Materials is provided using Li3 Group's Proprietary Blockchain, ensuring secure P2P transactions.


LI3 GROUP
3
Li
Lithium
6.941
27
Co
Cobalt
58.933
VIDEO

Invest

$100 minimum investment

DEADLINE: January 19, 2024

in 2 months

SHARE PRICE

$2

TOTAL RAISED

$300

VALUATION

$68,637,820

4(a)(6) offering provided by Netcapital Funding Portal Inc.

Pitch Updates Discussion

INTRODUCTION

Li3 Group, Inc. was established in 2022 as a startup with a mission to address the challenges in funding mining projects, especially those related to Battery Metals. The company's inception was driven by the increasing demand for Battery Metals in emerging technologies and the need for innovative funding solutions in the mining industry. Li3 Group aims to leverage blockchain technology and a unique investment alternative to bridge the gap between investors and mining projects.

What game-changing solutions does Li3 Group bring?

Mission

Connecting Battery Metal Mining Projects to Viable Funding Sources through the **Li3 Group Battery Metals Exchange Platform™ (BMX™)**, a disruptive new Platform of Digitizing Assets.

Li3 Group, Inc. brings a Game-Changing Solution Platform for Digitizing Assets and providing Project Finance solution services to the global Mining Industry and Battery Metal Sector. **Li3 Group**'s positioning is as a reliable leader in end-to-end supply chain solution. The future of global Battery Metals-based sourcing, mining, technology, production, and offtake of Battery Metals include: Aluminum, Lithium, Cobalt, Nickel, Copper, Magnesium, and Graphite. **Li3 Group** is an aggregator and potential "Hub" with access to long-term, established partnerships throughout the Battery Lifecycle. **Li3 Group** plans to provide services to Mining Companies, Investors, Technology Providers, and Distributors and Manufacturers alike, including Thought Leaders, based on our secure **Battery Metals Exchange Platform™ (BMX™)**, giving access to a Marketplace of Investors, Miners, and end-users alike, such as Electric Vehicles (**EV's**) Manufacturers and Battery Storage Projects.

Li3 Group's innovative solutions to conventional Project Financing will bridge institutions and investors together via our **Li3 Group Battery Metals Exchange Platform™ (BMX™)**, providing the much-needed capital for Mining Projects. Our proprietary solution, creates a truly Peer-to-Peer transaction that is secure, instantaneous, and immutable. **Li3 Group**'s methodology is intended to be the only global, immutable, regulatory compliant, secure, scalable solution.

PROBLEM

The primary challenge faced by mining companies is securing the necessary funding for exploration, development, operation, expansion, and the adoption of new technologies. Traditional funding methods often fall short of meeting the financial demands of these projects, hindering their progress and growth.

SOLUTION

Li3 Group, Inc. is developing a unique digital ecosystem the Battery Metals Exchange (BMX™) Platform, designed to tokenize mining units as a solution to the funding problem.

Once the U.S. regulatory framework is in place, this ecosystem is planned to comprise the following key components:

- **Token Creation:** BMX™Mining Tokens are planned be represented by Smart Contracts on Blockchain. Each Token may be backed by the intrinsic value based on fractionalized ownership of the corresponding Mining Assets.
- **Investor Access:** Individual and corporate investors can have access to these Tokens through a dedicated platform.
- **Investment Flexibility:** Investors can purchase Tokens associated with specific Mining units, enabling them to invest in projects aligned with their objectives, whether it's profit generation or securing a supply of critical minerals.
- **Exclusive Sales:** Initial Token sales can exclusively take place through Li3 Group's Exchange Platform and those of other Liquidity Providers partnered with Li3 Group, ensuring control and transparency in the investment process.
- **Market Support:** Market Makers like Coinbase and Binance and others may be involved to maintain liquidity as Liquidity Providers and market stability for the Tokens, through back-end affiliation agreements.



"Li3 Group brings the disruptive solutions to the antiquated project financing to the battery mining sector."

– David Macias
CEO

General Overview:

The **success of the eminent global energy transition** to renewables and electrification, as (EV's) will depend on rapidly increasing the production of critical minerals and battery metals reserves.

Li3 Group Inc, is developing a **state-of-the-art, end-to-end technology platform** for digitizing battery metals and rare earth elements, providing project financing and service solutions to the mining sector.

The Li3 Group is deeply engaged in helping our clients in the Battery Metals and Rare Earth Elements, with **deep industry experience and practical problem solving** for natural resources globally, by understanding the lifecycle of mining resources.

Based on patented technology and exclusively licensed by Li3 Group, the launch of our Battery Metals Exchange Platform **provides services on a global ecosystem to Mines, Investors, Technology Providers and Manufacturers** alike.

Li3 Group becomes an **immutable sourcing marketplace** for providing off-take agreements and joint ventures with strategic partners in the Auto Manufacturing, Battery Manufacturing, and Physical Commodity Trading for Strategic Investors.

We provide **provenance of sustainability sourced minerals**, and the availability to invest in specific projects in specific elements in specific jurisdictions worldwide.

We provide a central platform for thoughtful, moral, impact investment for the **future of mining investments for the betterment of our planet**.

Leveraging cutting-edge proprietary technologies, we provide **disruptive real-world infrastructure and supply chain solutions** to antiquated conventional global trade.


Li
Lithium
6.941
27

SUCCESS TO DATE

- Li3 has developed a proprietary Blockchain methodology to Digitize Mining Assets.
- Utilizing Asset-Backed Tokens with embedded Smart Contracts with **Antier Solutions**, one of the world's largest Blockchain & Web3 Developers. - Antier Solutions - Enterprise Grade Web3 Development Services | Blockchain Developers
- One of the First-To-Market with specific ability to Digitize Battery Metals and Mining Assets for Project Financing.
- Signed **10 International Clients** to Tokenize/Digitize Assets for Asset-Backed Tokens.
- Collaborating with the government of Colombia on over 800 mines with the **National Agency/Ministry of Mining of Colombia (ANM)**. - Congreso Nacional de Minería 2023 - Asociación Colombiana de Minería (acmineria.com.co)
- Li3 Group is represented by **Brown Rudnick's Co-Chair**, heading the FinTech & Digital Commerce Group in NYC. - Clara Krivoy - Brown Rudnick
- Li3 Servers are housed at the largest Secure Data Center with **TierPoint**. - Why TierPoint | TierPoint, LLC

BUSINESS REVENUE MODELS

Li3 Group plans to provide the digital web portal for vetting individual mining projects available for funding and trading Digital Assets (BMX™ Tokens) and market intelligence.

Our second revenue stream is planned to come from our Joint Venture with one of the world's largest Auditing and Accounting firms. Using a patented Distributed Ledger Technology (DLT), we are currently in late-stage negotiations to become their Technology Partner.

> **"The energy transition is going to be expensive. The mining and metals industry will need to invest US $1.7 trillion over the next 15 years for enough supply of copper, cobalt, nickel, & other critical metals."**
>
> ---
> *Reuters*

MARKET

Mining & Battery Minerals

- **$800 billion:** Projected alternative mine project financing requirements over the next 10 years.
- **$200 billion:** Projected Size of the Battery & Rare Earth Metals markets by 2030.
- **384:** Number of new Battery Metal mines that need to be built by 2035 to meet the growing demand for EV's, Energy Storage, & other Clean Tech technologies.

TEAM



David Macias
CEO

A 22-year Veteran in the Physical Trade & Sourcing at Sunshine Energy and Commodities, participating in Physical Bulk Cargos of Commodities like Crude Oil, Coal, Iron Ore, and others. Mr. Macias' negotiations capabilities, combined with knowledge of Shipping and Logistics of these Raw Materials in Institutional size, give access to the Supply Chain end-user participants in various Refineries, Steel Mills, and Power Plants Globally. Previously served as Chairman and CEO of Upower, Inc., where he developed and funded with The World Bank, Latin America's largest photovoltaic solar power plant in Honduras for $232mm in 2015, eventually selling it to FinnFund (The sovereign wealth fund of Finland). Brings 30+ years of Wall Street financial experience, serving as a Senior Vice President of several different FINRA broker-dealer firms where he managed $400,000,000+ in assets for over 3,500 Clients. Instrumental in the initial launch in underwriting SPAC's as financial instruments in 1992. David has raised several hundred million in private capital raises, and participated in over 154 publicly traded companies since 1987.



Jorge Aizcorbe
President

Mr. Aizcorbe, is a proven leader with 30 years as a Pioneer in the Solar Energy industry. Having worked as a Strategic Consultant, Investment Banker, and Investor, his divested set of experiences have provided the ability to fuse operational strategy and corporate finance to maximize value creation . Managing Director at RedRock Energy Ventures, Inc.. Jorge has deployed several hundred Megawatts of successful utility scale projects to date, in addition to being Founder of Principal Solar, Inc.. Mr. Aizcorbe was former President of Upower, a renewable energy developer of Solar Projects Internationally focused on Utility-Scale Solar Plants. Recently raised capital for the largest lithium brine project in the USA. Mr. Aizcorbe is an Investment Banker for over 30 years. Worked at W.R. Grace & Co., one of the first true conglomerate corporations in the USA in Corporate Development and Merger & Acquisitions. Mr. Aizcorbe has structured numerous successful transactions for clients such as Madison Dearborn Partners, Bechtel Corporation, Chase Capital Partners, Scott's Miracle Grow, Hunt Corporation. Assisted family in the Real Estate development of communities, including Wellington (WPB) and Palm Beach Point.



Russell Blades
Chairman

Seasoned executive with over 35 years of leadership experience with major Mining (Barrick Gold), Energy Services (Enron, GCEH, Alstom), Power & Utilities (Mississauga and Ontario Hydro, Hill Energy) and EPCM (AMEC) companies. Energy Engineer with BA-Industrial Management and extensive global Mining experience. While Director – Energy & Climate at Barrick Gold, Mr. Blades managed an energy portfolio of over $1.5 Billion. In addition, Russ worked closely with Deloitte's Mining Consulting group to develop new operational strategies. Holds several international patents regarding energy, process, IoT and blockchain technologies and applications.



Wendell Brown
COO

Mr. Brown is an American computer scientist, entrepreneur and inventor best known for his innovations in Telecommunications and Internet Technology, Cybersecurity, and Smartphone App development. Brown has founded multiple notable technology companies including: Teleo, an early competitor of Skype, acquired by Microsoft. LiveOps, served as its Chairman and CTO. eVoice, who supplied voicemail solutions to AT&T, MCI, AOL, later deployed as Google Voice, then acquired by AOL Time-Warner. WalkSoftly, acquired by CyberMedia Inc.

USE OF PROCEEDS

If the offering's maximum amount of $1,235,000 is raised:

Use	Value	% of Proceeds
BMX Platform Creation	$347,165	28.1%
General and Administrative	$296,880	24.0%
Support Services	$145,000	11.7%
Sales and Marketing	$145,440	11.8%
Finance, Legal, and Consulting	$240,000	19.4%
Intermediary fees	$60,515	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Li3 Group, Inc.. This offering must raise at least $10,000 by January 19, 2024 at 10:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Li3 Group, Inc. may issue additional securities to raise up to $1,235,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

34,936,410 shares
× $2 per share

$69,872,820 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on November 2, 2023

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Facebook

UPDATES

Nov 2, 2023 — Primary offering of 617,500 shares at $2

Nov 2, 2023 — Filed Form C

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